Exhibit 99.1

Soligenix Reports Second Quarter 2013 Financial Results, and
Highlights Recent Accomplishments

Current Cash Resources Total $8.1 Million

Princeton, NJ – August 12, 2013 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a clinical stage biopharmaceutical company focused on developing products to treat inflammatory diseases and biodefense countermeasures where there remains an unmet medical need, announced today its financial results for the quarter and six months ended June 30, 2013.

Soligenix’s revenues for the quarter and six months ended were $0.6 million as compared to $0.8 million for the quarter and $1.5 million as compared to $1.4 million for the six months ended June 30, 2013 and 2012, respectively.  For the six months ended June 30, 2013 compared to June 30, 2012, revenues increased by $0.1 million related to reimbursable costs from the Company’s four active government funded programs, most notably its ThermoVax™ thermostability technology grant focused on a novel method of rendering aluminum salt adjuvanted vaccines stable at elevated temperatures.

Soligenix’s net loss was $3.4 million, or $0.28 per share as compared to $1.0 million, or $0.09 per share for the quarter and $4.5 million, or $0.38 per share as compared to $2.4 million, or $0.22 for the six months ended June 30, 2013 and 2012, respectively.  Included in the net loss for the quarter and six months ended June 30, 2013 are non-cash charges of $2.1 million which include a $1.5 million expense related to the exclusive worldwide collaboration with Intrexon Corporation (Intrexon) and a $0.6 million charge due to the change in fair value of liability related to warrants issued in the Company’s June 25, 2013 registered public offering.

Research and development expenses were $2.1 million as compared to $0.5 million and $2.9 million as compared to $1.7 million for the quarter and six months ended June 30, 2013 and 2012, respectively.  Included in the current quarter and six months expenses is a $1.5 million non-cash charge related to the collaboration with Intrexon.

General and administrative expenses were $0.7 million as compared to $0.6 million and $1.2 million as compared to $1.3 million for the quarter and six months ended June 30, 2013 and 2012, respectively.

Excluding the $1.5 million non-cash charge, operating expenses for the quarter ended June 30, 2013 increased by $0.2 million related primarily to the pediatric Crohn’s disease Phase 1 clinical study.  There was no significant change in operating expenses for the six months ended, June 30, 2013.

Other net income/expense include a $0.6 million charge for the quarter and six months ended June 30, 2013, related to the change in fair value of the liability for warrants issued in the Company’s June 25, 2013 registered public offering.

As of June 30, 2013, the Company’s cash position was $8.1 million.

Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix stated, “During this quarter we made significant progress in both our business segments, enhanced our cash position with completion of a common stock offering and attracted new institutional investors including an affiliated fund of Third Security, LLC.  Our strengthened cash runway allows us to initiate a Phase 2 clinical study in oral mucositis as well as a Phase 2/3 study in pediatric Crohn’s disease by the end of this year.

Dr. Schaber continued, “We also remain active and opportunistic in positioning ourselves to obtain non-dilutive capital through government grants and contracts.  Most notably, we are awaiting response from the Biomedical Advanced Research and Development Authority (BARDA) on our contract proposal to support the development of OrbeShield™ for the treatment of gastrointestinal acute radiation syndrome (GI ARS), which if awarded, has the potential to be a multi-million dollar contract.  I look forward to updating you on our continued progress throughout the second half of the year.”

 Soligenix’s Key Highlights:

•
On July 8, 2013, the Company announced personalized medicine collaboration with SciClone Pharmaceuticals, Inc. for its oral mucositis clinical program with SGX942.  As part of this collaboration, Soligenix received access to SciClone’s oral mucositis clinical and regulatory data library in exchange for commercialization rights in the People’s Republic of China, including Hong Kong and Macau.  Specific deal terms have not been disclosed at this time.  Oral mucositis in solid tumor patients, especially those with head and neck cancer, is an area of unmet medical need, with no approved drug therapy.  It is estimated that oral mucositis affects approximately 90,000 head and neck cancer patients per year in the US.  SGX942 recently received investigational new drug clearance from the US Food and Drug Administration (FDA) and is poised to start a Phase 2 clinical trial by the end of the year.

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On June 28, 2013, the Company announced it had enrolled and treated all patients in its Phase 1 clinical study; the first clinical study for development of SGX203 (oral beclomethasone 17,21-dipropionate or oral BDP) for the treatment of pediatric Crohn’s disease.  The SGX203 development program had previously received Fast Track and Orphan Drug designations from the FDA for oral BDP as a treatment for pediatric Crohn’s disease. The objective of this study, entitled “A Phase 1 Pharmacokinetic/Pharmacodynamic Study of Oral Beclomethasone 17,21-Dipropionate (BDP) in Healthy Adolescents and Young Adults”, was to further characterize the pharmacokinetic (PK) and pharmacodynamic (PD) profile of the Company’s unique proprietary oral BDP formulation.  The study in healthy male and female adolescents and young adults provided important complementary data to that previously obtained, enabling the refinement of the PK model that is fundamental to the pediatric Crohn’s disease development program.  In addition, the study confirmed the safety profile observed in all previous clinical studies with oral BDP.

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On June 26, 2013, the Company announced that it had closed its previously announced registered public offering. The Company raised gross proceeds of approximately $7.1 million in the offering and intends to use the net proceeds from the offering to further develop its product candidates and for general working capital purposes.  The final amount of securities issued in the offering consisted of 6,773,995 shares of Company common stock and five-year warrants to purchase up to 5,080,500 shares of Company common stock.  Investors in the offering consisted of institutional investors including, among others, an affiliated fund of Third Security, LLC (Third Security), a venture capital firm founded by Randal J. Kirk, as well as certain members of the Company’s management and board.  In connection with Third Security's investment in the Company, the Company intends to appoint a Third Security designee to the Board of Soligenix.

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On June 3, 2013, the Company announced that its SGX942 development program for the treatment of oral mucositis as a result of radiation and/or chemotherapy treatment in head and neck cancer patients had received “Fast Track” designation from the FDA. Fast track is a designation that the FDA reserves for a drug intended to treat a serious or life- threatening condition and one that demonstrates the potential to address an unmet medical need for the condition.  Fast track designation is designed to facilitate the development and expedite the review of new drugs.  For instance, should events warrant, Soligenix will be eligible to submit a new drug application (NDA) for SGX942 on a rolling basis, permitting the FDA to review sections of the NDA prior to receiving the complete submission.  Additionally, NDAs for fast track development programs ordinarily will be eligible for priority review, which imparts an abbreviated review time of approximately six months.

•
On May 22, 2013, the Company announced that the US Patent and Trademark Office granted patent 8,444,991 entitled “Method of Preparing an Immunologically-Active Adjuvant-Bound Dried Vaccine Composition.”  The new patent’s claims encompass composition of matter and method claims for ThermoVax™, the vaccine thermostabilization technology exclusively licensed to Soligenix by the University of Colorado.  The main patent claims describe methods of preparing an immunologically-active adjuvant-bound, thermostable, freeze dried vaccine composition in which the vaccine utilizes conventional adjuvants comprised of aluminum salts, as well as claims covering the adjuvant-bound composition itself.  Aluminum salts are commonly used as adjuvants in many vaccines, including those administered to children. ThermoVax™ was developed specifically to overcome the problems that are encountered with freeze-drying vaccines that contain aluminum adjuvants while simultaneously engineering them to withstand extremes of temperature.

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On May 1, 2013, the Company announced an exclusive worldwide collaboration with Intrexon to jointly develop a treatment for Melioidosis, a potentially lethal disease caused by the Gram-negative bacteria Burkholderia pseudomallei, which is endemic in Southeast Asia and Northern Australia.  It is also considered a high-priority biodefense threat as defined in the 2012 Public Health Emergency Medical Countermeasures Enterprise (PHEMCE) Strategy established by the US Department of Health and Human Services (DHHS) with the potential for widespread dissemination through aerosol.  Under this collaboration with Intrexon, Soligenix intends to develop and commercialize human monoclonal antibody therapies using Intrexon’s advanced human antibody discovery, isolation and production technologies.

About Soligenix, Inc.

Soligenix is a clinical stage biopharmaceutical company developing products to treat serious gastrointestinal diseases where there remains an unmet medical need, as well as developing several biodefense vaccines and therapeutics.  Soligenix is developing proprietary formulations of oral BDP (beclomethasone 17,21-dipropionate) for the prevention/treatment of gastrointestinal disorders characterized by severe inflammation, including pediatric Crohn’s disease (SGX203), acute radiation enteritis (SGX201) and chronic Graft-versus-Host disease (orBec®), as well as developing its novel innate defense regulator (IDR) technology for the treatment of oral Mucositis (SGX942).

Through its BioDefense Division, Soligenix is developing countermeasures pursuant to the Biomedical Advanced Research and Development Authority (BARDA) Strategic Plan of 2011-2016 for inclusion in the US government’s Strategic National Stockpile. Soligenix’s lead biodefense products in development are a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin and VeloThrax™, a vaccine against anthrax exposure. RiVax™ has been shown to be well tolerated and immunogenic in two Phase 1 clinical trials in healthy volunteers. Both RiVax™ and VeloThrax™ are currently the subject of a $9.4 million National Institute of Allergy and Infectious Diseases (NIAID) grant supporting development of Soligenix’s new vaccine heat stabilization technology known as ThermoVax™. Soligenix is also developing OrbeShield™ for the treatment of gastrointestinal acute radiation syndrome (GI ARS) under a $600,000 NIAID Small Business Innovation Research (SBIR) grant. OrbeShieldTM has previously demonstrated statistically significant preclinical survival results in two separate canine GI ARS studies funded by the NIH.  Recently, Soligenix announced a worldwide exclusive collaboration with Intrexon Corporation that will focus on the joint development of a treatment for Melioidosis, a high priority biothreat and an area of unmet medical need.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment.  Statements that are not historical facts, such as "anticipates," "estimates," "believes," "intends," "potential," or similar expressions, are forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements.  Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program.  These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K.  Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joe Warusz, CPA
Acting Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540